SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
July 25, 2014

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34261 (Commission File Number)	84-1010843 (I.R.S. Employer Identification No.)

9777 Pyramid Court, Suite 100

Englewood, Colorado 80112

(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 802-1000

N/A
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                    Entry into a Material Definitive Agreement

Effective July 25, 2014, Evolving Systems, Inc. (“Company”) entered into a Board Observer Agreement with Julian Singer (“Agreement”).  Mr. Singer is a beneficiary of The Singer Children’s Management Trust, which owns approximately 22.7% of the Company’s outstanding common stock.  Under the Agreement, Mr. Singer was appointed to serve as an observer to the Board of Directors, entitled to attend all meetings of the Board of Directors (“Board”) and participate in Board matters.  The position is non-voting and Mr. Singer will not have voting rights afforded to Board members.  Mr. Singer will not receive any compensation for his participation as a Board observer, but will be entitled to reimbursement of expenses. The Company agreed to indemnify Mr. Singer with respect to claims arising as a result of his participation as a Board observer, subject to certain limitations as required by Delaware law.  The position is terminable at any time by either the Company or Mr. Singer and expires at the 2015 Annual Meeting of Stockholders, subject to extension upon mutual agreement of the Company and Mr. Singer.

Julian D. Singer, 30, is currently engaged as an independent investment advisor. Prior to that, from April 2006 through June 2011, Mr. Singer served as an assistant trader and an analyst with York Capital Management where he evaluated potential mergers and acquisitions. Mr. Singer serves on the Board of Directors of Live MicroSystems, Inc, which recently sold its operating assets, and Fiber-Span, a privately held company providing distributed antenna systems (DAS) technology primarily for public safety projects. Mr. Singer has a BS in Finance from Lehigh University and an MBA from the NYU Stern School of Business.

Text of Agreement.  The full text of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.  The foregoing descriptions are qualified in their entirety by reference to such exhibit.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 29, 2014, the Board approved a new form of Indemnification Agreement to be entered into with the Company’s officers, directors and Board Observers (“Indemnitees”).  The new form of Indemnification Agreement changed the current agreement in the following respects:  removal of the right of an Indemnitee to be indemnified for making a claim against the Company’s insurers; modification of provisions dealing with contribution, notice, settlement and insurance; removal of certain listed exclusions to provide that indemnification be provided to the fullest extent permitted by law; granting the Indemnitee the right to engage independent counsel when the Indemnitee is personally exposed in an amount over $500,000; and removal of 409A limitations.  The Company entered into the new form of Indemnification Agreement with Julian Singer and intends to replace the existing Indemnification Agreement with the new form for all current members of the Board and the Company’s VP of Finance & Administration.

Text of Agreement.  The full text of the Indemnification Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K.  The foregoing descriptions are qualified in their entirety by reference to such exhibit.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective July 29, 2014 the Company’s Board of Directors adopted resolutions amending the Company’s Bylaws to establish the State of Delaware as the exclusive forum for the adjudication of certain disputes to provide as follows:

ARTICLE XV

Section 47.    Forum for Adjudication of Disputes

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XV.

Text of Amended and Restated Bylaws.  The full text of the Company’s Amended and Restated Bylaws is attached as Exhibit 3(ii) to this Current Report on Form 8-K.  The foregoing description is qualified in its entirety by reference to such exhibit.

Item 9.01   Financial Statements and Exhibits

Exhibit Number	Description
3(ii)	Amended and Restated Bylaws of Evolving Systems, Inc.
10.1	Board Observer Agreement between Evolving Systems, Inc. and Julian Singer
10.2	Form of Indemnification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 31, 2014

EVOLVING SYSTEMS, INC.

By:	/s/ DANIEL J. MOORHEAD
Daniel J. Moorhead
Vice President of Finance